Exhibit 99.2

January 31, 2013

To all WMS Employees:

Today is a historic day as we announce our strategic decision to combine our business with Scientific Games Corporation (SGMS), a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide, and that our two companies have entered into a definitive agreement with the unanimous approval by both Boards of Directors. Both of our companies focus on using innovation and technology to create unique and entertaining games, just in different distribution channels. We are taking this momentous step to create a larger company … a combined company that will be well positioned to utilize the skills and expertise of our talented workforce and creative game content to generate meaningful new growth opportunities across the broad spectrum of the gaming and lottery industries.

Given our complementary businesses, both companies share a similar vision to achieve greatness in the years ahead and the long-term strategies aimed at providing premier, innovative content enabled by advanced technology across all possible distribution channels with strong customer-centric organizations delivering world-class customer service. Together, we expect to become a pre-eminent organization with revenue synergies driven by effectively utilizing our combined expertise and game content across different distribution channels and creating exciting new opportunities that would not readily be available to each company individually. Upon the closing of the transaction, SGMS will pay $26.00 per share in cash to WMS stockholders, a 59% premium over our closing stock price.

Headquartered in New York City and with a major operating presence in the Atlanta metropolitan area, SGMS has been at the forefront of the lottery industry for 40 years. Like WMS, SGMS has a history of innovation and creativity punctuated by the introduction of numerous industry “firsts.” Like our company, SGMS has an excellent track record for category-creating innovations, beginning with the printing of 25 million tickets for the world’s first secure Instant Lottery® game in 1974, as well as creating the first multi-jurisdictional instant game promotion in 2007 in conjunction with “Deal or No Deal, “ the popular television show. More recently, SGMS launched MDI Interactive, a content service provider dedicated to delivering lottery gaming solutions that engage players through the web (2011).

In many jurisdictions, both in North America and around the world, the lottery and gaming opportunities go side-by-side. SGMS earns roughly half of their revenues internationally and has terrific relations with the customer base which we can capitalize on. Our proud and talented organizations each have legendary records for their respective development of imaginative and creative gaming content. Imagine the fresh ideas and innovation that can result from the collaboration and cross-fertilization of our two creative organizations using our combined intellectual property. Like WMS, SGMS licenses brands from third parties for their products and we look to benefit from leveraging each of our existing licensor relationships.

Together, the creative talents of our people, technologies and intellectual property will open a new vista to a future with outstanding products that yield new levels of excitement for players around the world. Our collective extensive portfolios of licensed and proprietary brands, and interactive capabilities, will expand our individual portfolios of great products in the traditional gaming and lottery industries, as well as drive new opportunities in the iGaming and iLottery channels, worldwide.

We Have Much in Common

While WMS and Scientific Games today generally serve different customers, we have important organizational elements in common:

•	We share a vision to build an industry-leading company with long-term growth prospects based on producing the best products imaginable.

•	Each organization understands the importance of creative content and each is highly focused on innovation, developing creative content and building intellectual property.

•	We each realize the importance of using advanced technologies to enable new gaming experiences for players and consumers, and to drive innovation.

•	Our companies were both early visionaries in understanding and preparing for the opportunities that are expected to arise from the convergence of our traditional businesses with the broader audience and increased player convenience that the online world can unlock.

•	Together, we each bring highly skilled and talented organizations with solid business infrastructures.

•	We are experienced with the benefits and challenges that go hand-in-hand with being in regulated industries with strong governmental oversight.

WMS has a long history of successfully evolving and adapting to strategic changes. We recognize that you have worked tirelessly and with unbridled passion to build WMS into an industry leader. With our pipeline of exciting new products to be introduced in the coming months, our future is bright … our growth path becomes even more secure combined with Scientific Games.

The Road Forward

The closing of the acquisition is subject to pre-approvals by various gaming regulators, along with the normal antitrust review and other customary closing conditions. Our Board of Directors unanimously approved the transaction and is recommending that our stockholders vote in favor of the transaction. Should the agreement be approved by our stockholders, WMS will become a wholly owned subsidiary of SGMS and our stock will no longer be traded on the New York Stock Exchange. At this time, we expect to receive regulatory approvals and to close the transaction later in the 2013 calendar year.

There are distinct and rigid rules that must accompany all communications between our two companies and in commenting upon the acquisition during this period. To ensure compliance with our corporate responsibilities and obligations under U.S. securities laws, if anyone receives an inquiry from an investor, the media or any other third party, those calls are to be referred to Bill Pfund, our VP for Investor Relations and WMS’ designated spokesperson at (847) 785-3167. For customer inquiries or concerns that are not answered in our public documents, please refer them to Rob Bone, Senior VP, North American Sales and Marketing or Bob Carney, VP of Commercial Operations. In any event, please do not comment or speculate about the agreement or what might happen when the transaction is completed.

Obviously, these kinds of situations can be distracting, but that should not sidetrack us from our operating priorities. We have tremendous opportunities ahead of us as we launch our exciting new Gamefield xD™ and Blade™ cabinets, and we must ensure that we pay close attention and execute on each and every detail to meet our customers’ expectations. In Williams Interactive, we are about to launch our first B2B real-money online casino with Groupe Partouche, go-live with WMS gaming content on the Bettson and Unibet online casino websites, and expand our interactive offering across a broader mobile offering. We must remain focused on accomplishing all the key initiatives we have underway. We must continue to operate as we normally do as an independent company until the closing date.

More Information is Available

During the Global Town Hall meeting on Friday, February 1 at 10 am CST, I will provide more details on the agreement with SGMS, and answer as many questions as possible. Please understand that there are many items that still need to be discussed and planned over the next several months between our two companies, and we will apprise you on a regular basis as decisions are made.

The full text of the press release can be viewed on the WMS Investor Relations page http://ir.wms.com.

A conference call by Scientific Games management with investors is scheduled for today, Thursday, January 31, 2013 at 7:00 am Chicago time. To listen to the call, visit www.scientificgames.com and click on the webcast link under the Investor Information section.

This morning we will be creating a Scientific Games page on the WMS intranet with information about the Company, the acquisition and our next steps. In coming weeks, you will also find a growing document library that includes press release, FAQs, fact sheets and more. We know that you will have many questions in the coming weeks and so created an “Ask the Integration Team” internal blog that allows you to send your questions to a private email address for handling; we’ll post the questions and the answers as they come available. I urge you to use this feature so that everyone will benefit.

I am incredibly proud of our WMS team – your passion, tenacity and teamwork have inspired me from the day I arrived 13 years ago. Because of your efforts we have become a global leader in the gaming industry and earned the respect and admiration of our customers, investors, competitors and communities in which we work and live. I believe this transaction offers WMS employees tremendous opportunities for advancement and financial upside in the years ahead. I am excited about the next chapter in WMS storied history and look forward to sharing my views with you in the days and weeks ahead.

Kindest regards,

Brian Gamache

Forward Looking Statements

This communication may contain forward-looking statements. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, WMS or its business or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the merger are not satisfied (including a failure of the WMS stockholders to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); (2) litigation relating to the merger; (3) uncertainties as to the timing of the consummation of the merger and the ability of each of WMS and Scientific Games to consummate the merger; (4) risks that the proposed transaction disrupts the current plans and operations of WMS; (5) the ability of WMS to retain and hire key personnel; (6) competitive responses to the proposed merger; (7) unexpected costs, charges or expenses resulting from the merger; (8) the failure by Scientific Games to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (9) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in WMS’ most recent Annual Report on Form 10-K for the year ended June 30, 2012, and our more recent reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, WMS undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving WMS Industries Inc. and Scientific Games Corporation. The proposed transaction will be submitted to WMS stockholders for their consideration. In connection with the proposed transaction, WMS will prepare a proxy statement to be filed with the SEC. WMS and Scientific Games also plan to file with the SEC other documents regarding the proposed transaction. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and a form of proxy will be mailed to WMS stockholders. WMS stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. WMS stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to WMS’s Investor Relations website page at http://ir.wms.com or by directing a written request by mail to WMS Industries Inc., Attn: Investor Relations, 800 South Northpoint Blvd., Waukegan, Illinois 60085, or by calling the Secretary at (847) 785-3000.

Participants in Solicitation

WMS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from WMS’ stockholders with respect to the meeting of stockholders that will be held to consider the proposed Merger. Information about WMS’ directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on October 17, 2012. Stockholders may obtain additional information regarding the interests of WMS and its directors and executive officers in the proposed Merger, which may be different than those of WMS’ stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.